Agree Realty Corporation Reports Operating Results For The Third Quarter 2015

BLOOMFIELD HILLS, Mich., Oct. 26, 2015 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced results for the quarter ended September 30, 2015. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Third Quarter Financial and Operating Highlights:

  Increased rental revenue 32.8% to $16.7 million
  Increased Funds from Operations (FFO) 35.1% to $11.2 million
  Increased FFO per share 10.9% to $0.61 from $0.55
  Increased Adjusted Funds from Operations (AFFO) 31.8% to $11.1 million
  Increased AFFO per share 7.1% to $0.60 from $0.56
  Acquired 15 retail net lease properties for approximately $36.9 million
  Sold four properties for approximately $19.8 million
  Commenced Hobby Lobby development in Springfield, OH
  Commenced Cash & Carry Smart Foodservice joint venture project in Salem, Oregon

Financial Results
Total Rental Revenue
Total rental revenue, which includes minimum rents and percentage rents, for the three months ended September 30, 2015 increased 32.8% to $16,774,000 compared with total rental revenue of $12,633,000 for the comparable period in 2014.

Total rental revenue for the nine months ended September 30, 2015 increased 31.5% to $47,451,000 compared with total rental revenue of $36,089,000 for the comparable period in 2014.

Funds from Operations
FFO for the three months ended September 30, 2015 increased 35.1% to $11,237,000 compared with FFO of $8,319,000 for the comparable period in 2014. FFO per share for the three months ended September 30, 2015 increased 10.9% to $0.61 compared with FFO per share of $0.55 for the comparable period in 2014.

FFO for the nine months ended September 30, 2015 increased 32.9% to $32,300,000 compared with FFO of $24,297,000 for the comparable period in 2014. FFO per share for the nine months ended September 30, 2015 increased 11.2% to $1.79 compared with FFO per share of $1.61 for the comparable period in 2014.

Adjusted Funds from Operations
AFFO for the three months ended September 30, 2015 increased 31.8% to $11,133,000 compared with AFFO of $8,434,000 for the comparable period in 2014. AFFO per share for the three months ended September 30, 2015 increased 7.1% to $0.60 compared with AFFO per share of $0.56 for the comparable period in 2014.

AFFO for the nine months ended September 30, 2015 increased 29.9% to $32,226,000 compared with AFFO of $24,802,000 for the comparable period in 2014. AFFO per share for the nine months ended September 30, 2015 increased 8.5% to $1.78 compared with AFFO per share of $1.64 for the comparable period in 2014.

Net Income
Net income attributable to the Company for the three months ended September 30, 2015 was $14,595,000 or $0.81 per share, compared with $4,853,000, or $0.33 per share, for the comparable period in 2014.

Net income attributable to the Company for the nine months ended September 30, 2015 was $31,227,000, or $1.76 per share, compared with $12,891,000, or $0.87 per share, for the comparable period in 2014.

Dividend
The Company paid a cash dividend of $0.465 per share on October 13, 2015 to stockholders of record on September 30, 2015. The quarterly dividend represented payout ratios of 76.2% and 77.0% for FFO and AFFO respectively.

CEO Comments
"I am extremely pleased with another strong quarterly performance," said Joey Agree, President and Chief Executive Officer. "All three of our external growth platforms produced high-quality real estate opportunities during the quarter. While simultaneously, our disposition activities have resulted in a dynamic transformation of our portfolio. We are confident that our approach to retail net lease real estate produces superior risk-adjusted investment opportunities and look forward to continued success during the remainder of the year."

Portfolio Update
As of September 30, 2015, the Company's portfolio consisted of 263 properties located in 41 states and totaling 4.8 million square feet of gross leasable space. Retail net lease properties contributed approximately 97.3% of annualized base rent, including 9.4% of which was generated from properties ground leased to tenants. The annualized base rental income attributed to the Company's three remaining shopping centers has been reduced to approximately 2.7%.

The portfolio was approximately 99.5% leased and had a weighted average remaining lease term of approximately 11.8 years. Approximately 52.6% of annualized base rents are derived from investment grade tenants.

Acquisitions
Total acquisition volume for the third quarter was approximately $36,937,000. The Company acquired 15 assets net leased to retailers operating in six retail sectors. These properties are located in 9 states and were acquired at a weighted-average cap rate of 8.1%. The weighted-average remaining lease term of the acquired properties was 12.4 years.

Year to date though September 30, 2015, the Company has acquired 59 assets for an aggregate purchase price of approximately $160,113,000. These properties were acquired at a weighted-average cap rate of 8.0% and with a weighted-average remaining lease term of 12.6 years.

Development & Joint Venture Capital Solutions
The Company commenced two projects during the third quarter. The Company executed a lease with Hobby Lobby for the construction of a store in Springfield, Ohio. Construction has commenced and total anticipated costs are approximately $5.0 million. The project is expected to be complete by the end of the second quarter of 2016.

The Company also commenced construction of a 23,500 square foot Cash & Carry Smart Foodservice store in Salem, Oregon through its Joint Venture Capital Solutions program. Total project cost is approximately $5.8 million. Rent is anticipated to commence during the first quarter of 2016. The Company will own a 100% interest in the project upon completion.

Additionally, the Company announced that in conjunction with its sale of North Lakeland Plaza, in Lakeland, Florida, it has retained ownership of a newly created outlot for the development of a free-standing industry-leading coffee store. The Company anticipates commencing construction by the second quarter of 2016.

Subsequent to quarter end, the Company announced the development commencement of a Wawa convenience store with fuel in Orlando, Florida. The project is pre-leased under a 20 year ground lease agreement and is expected to be complete during the third quarter of 2016.

Dispositions
The Company sold four assets for gross proceeds of approximately $19,805,000 during the third quarter, including Lakeland Plaza and Ferris Commons, shopping centers located in Lakeland, Florida and Big Rapids Michigan respectively. The Company also sold a parcel of land adjacent to an AutoZone in Sun Valley, Nevada as well as an outlot to the Company's Meijer store in Plainfield, Indiana.

Top Tenants
The following table presents annualized base rents for all tenants that generated 1.5% or greater of the Company's total annualized base rent as of September 30, 2015:

($ in thousands)	Annualized	% of Ann.
Tenant / Concept	Base Rent (1)	Base Rent
Walgreens	$12,310	18.5%
Wawa	2,465	3.7%
CVS	2,463	3.7%
Wal-Mart	2,039	3.1%
Academy Sports	1,982	3.0%
Rite Aid	1,886	2.8%
Lowe's	1,846	2.8%
Dollar General	1,795	2.7%
24 Hour Fitness	1,759	2.6%
BJ's Wholesale	1,709	2.6%
LA Fitness	1,694	2.5%
Taco Bell (2)	1,537	2.3%
Dollar Tree	1,427	2.1%
Burger King (3)	1,241	1.9%
Kohl's	1,180	1.8%
AutoZone	1,163	1.7%
Dick's Sporting Goods	1,089	1.6%
PetSmart	1,027	1.5%
Total	$40,614	61.0%

(1) Represents annualized straight-line rents as of September 30, 2015.
(2) Franchise restaurants operated by Charter Foods North.
(3) Franchise restaurants operated by Meridian Restaurants.

Tenant Sector
The following table presents annualized base rents for the Company's top retail sectors as of September 30, 2015:

($ in thousands)	Annualized	% of Ann.
Tenant Sector	Base Rent (1)	Base Rent
Pharmacy	$16,659	25.0%
Restaurants - Quick Service	5,643	8.5%
Apparel	3,633	5.5%
Warehouse Clubs	3,749	5.6%
Health & Fitness	3,562	5.4%
Sporting Goods	3,149	4.7%
Grocery Stores	3,373	5.1%
Convenience Stores	2,599	3.9%
Specialty Retail	2,962	4.5%
Restaurants - Casual Dining	2,388	3.6%
Dollar Stores	2,280	3.4%
Auto Parts	1,894	2.8%
Home Improvement	1,846	2.8%
Financial Services	1,711	2.6%
Other (2)	11,099	16.7%
Total	$66,548	100.0%

(1) Represents annualized straight-line rents as of September 30, 2015.
(2) Includes sectors generating less than 2.5% of annualized base rent.

Lease Expirations
The following table presents contractual lease expirations within the Company's portfolio as of September 30, 2015, assuming that no tenants exercise renewal options:

(in thousands)		Annualized Base Rent (1)		Gross Leasable Area
Year	Leases	$ Amount	% of Total	Sq. Ft.	% of Total
2015	1	$20	0.0%	2	0.0%
2016	2	277	0.4%	30	0.6%
2017	7	1,670	2.5%	114	2.4%
2018	11	1,431	2.2%	245	5.1%
2019	11	3,607	5.4%	332	6.9%
2020	15	2,362	3.6%	228	4.7%
2021	17	4,198	6.3%	236	4.9%
2022	13	2,672	4.0%	262	5.4%
2023	21	3,270	4.9%	272	5.6%
2024	25	4,271	6.4%	324	6.7%
Thereafter	176	42,768	64.3%	2,752	57.1%
Vacant				26	0.5%
Total	299	$66,548	100.0%	4,823	100.0%

(1) Represents annualized straight-line rents as of September 30, 2015.

Capital Markets and Balance Sheet
Capital Markets Activity

During the three months ended September 30, 2015, the Company issued 848,497 shares of common stock under its ATM program realizing gross proceeds of approximately $25,500,000. The Company has approximately $60,550,000 remaining under the ATM program.

Balance Sheet Summary
As of September 30, 2015, the Company's total debt to total market capitalization was 36.4%. Total market capitalization is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units.

For the three and nine months ended September 30, 2015, the Company's fully-diluted weighted-average shares outstanding were 18,064,319 and 17,716,339. The basic weighted-average shares outstanding for the three and nine months ended September 30, 2014 were 18,008,592 and 17,653,460.

The Company's assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of September 30, 2015, there were 347,619 operating partnership units outstanding and the Company held a 98.19% interest in the operating partnership.

Conference Call/Webcast
Agree Realty Corporation will host a live broadcast of its third quarter 2015 conference call on Tuesday, October 27, 2015 at 9:00 am EST to discuss its financial and operating results. The live broadcast will be available online at: http://www.webcaster4.com/Webcast/Page/408/10846 and also by telephone at 1-866-363-3979 (USA Toll Free) and 1-412-902-4206 (International). A replay will be available shortly after the call until January 27, 2016 at 1-877-344-7529 (USA Toll Free, conference #10073505) or 1-412-317-0088 (International, conference #10073505).

About Agree Realty Corporation
Agree Realty Corporation is primarily engaged in the acquisition and development of properties net leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 264 properties located in 41 states and containing 4.8 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

For additional information, visit the Company's home page at http://www.agreerealty.com.

Forward-Looking Statements
The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2014. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Minimum rents	$ 16,736	$ 12,628	$ 47,262	$ 35,942
Percentage rent	38	5	189	147
Operating cost reimbursements	970	1,010	3,247	2,979
Other income	106	114	115	168
Total Revenues	17,850	13,757	50,813	39,236
Expenses:
Real estate taxes	716	774	2,342	2,210
Property operating expenses	424	338	1,411	1,295
Land lease payments	174	125	443	340
General and administration	1,769	1,748	5,181	4,957
Depreciation and amortization	5,526	2,855	13,197	7,960
Impairment charge	-	220	-	3,020
Total Operating Expenses	8,609	6,060	22,574	19,782
Income from Operations	9,241	7,697	28,239	19,454
Other Income (Expense)
Interest expense	(2,964)	(2,439)	(8,358)	(6,108)
Gain (loss) on sale of assets	8,599	(292)	12,134	(292)
Loss on debt extinguishment	-	-	(180)	-
Income Before Discontinued Operations	14,876	4,966	31,835	13,054
Gain on sale of asset from discontinued operations	-	-	-	123
Income from discontinued operations	-	-	-	14
Total Discontinued Operations	-	-	-	137
Net Income	14,876	4,966	31,835	13,191
Net income attributable to non-controlling interest	281	113	608	300
Net Income Attributable to Agree Realty Corporation	14,595	4,853	31,227	12,891
Other Comprehensive Income (loss) , Net of $50, ($16), $56 and $13
Attributable to Non-Controlling Interest	(2,488)	710	(2,873)	(569)
Total Comprehensive Income Attributable to Agree Realty Corporation	$ 12,107	$ 5,563	$ 28,354	$ 12,322
Basic Earnings Per Share
Continuing operations	$ 0.81	$ 0.33	$ 1.77	$ 0.87
Discontinued operations	-	-	-	0.01
	$ 0.81	$ 0.33	$ 1.77	$ 0.88
Dilutive Earnings Per Share
Continuing operations	$ 0.81	$ 0.33	$ 1.76	$ 0.86
Discontinued operations	-	-	-	0.01
	$ 0.81	$ 0.33	$ 1.76	$ 0.87
Weighted Average Number of Common Shares Outstanding - Basic	18,009	14,714	17,653	14,712
Weighted Average Number of Common Shares Outstanding - Diluted	18,064	14,782	17,716	14,782

Agree Realty Corporation
Funds from Operations (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$ 14,876	$ 4,966	$ 31,835	$ 13,191
Depreciation of real estate assets	3,221	2,139	8,698	6,103
Amortization of leasing costs	1,710	35	3,813	94
Amortization of lease intangibles	29	667	89	1,719
Gain on sale of assets	(8,599)	292	(12,135)	170
Impairment charge	-	220	-	3,020
Funds from Operations	$ 11,237	8,319	$ 32,300	24,297
Funds from Operations Per Share - Diluted	$ 0.61	$ 0.55	$ 1.79	$ 1.61
Weighted Average Number of Common Shares Outstanding - Diluted	18,412	15,130	18,064	15,130

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Reconciliation of Adjusted Funds from Operations to Net Income: (1)
Net income	$ 14,876	$ 4,966	$ 31,835	$ 13,191
Cumulative adjustments to calculate FFO	(3,639)	3,353	465	11,106
Funds from Operations	11,237	8,319	32,300	24,297
Straight-line accrued rent	(609)	(386)	(1,816)	(989)
Deferred revenue recognition	(116)	(116)	(348)	(347)
Stock based compensation expense	477	513	1,522	1,555
Amortization of financing costs	129	104	341	286
Non-Real Estate Depreciation / Amortization	15	-	47	-
Loss on Debt Extinguishment	-	-	180	-
Adjusted Funds from Operations	$ 11,133	$ 8,434	$ 32,226	$ 24,802
Adjusted Funds from Operations Per Share - Diluted	$ 0.60	$ 0.56	$ 1.78	$ 1.64

Supplemental Information:
Scheduled principal repayments	$ 701	$ 875	$ 2,061	$ 2,676
Capitalized interest	$ 14	$ 108	$ 17	$ 221
Capitalized building improvements	$ 73	$ 37	$ 73	$ 113

(1) Funds from Operations ("FFO") is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and any impairment charges on a depreciable real estate asset, and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations ("AFFO") is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP and for non-recurring items that are not reflective of ongoing operations. Management considers AFFO a useful supplemental measure of the Company's performance, however, AFFO should not be considered an alternative to net income as an indication of the Company's performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company's computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs. Note that, during the year ended December 31, 2014, the Company adjusted its calculation of AFFO to exclude non-recurring capitalized building improvements and to include non-real estate related depreciation and amortization. Management believes that these changes provide a more useful measure of operating performance in the context of AFFO.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)

	(Unaudited)
	September 30,	December 31,
	2015	2014
Assets:
Land	$ 209,689	$ 195,091
Buildings	489,571	393,827
Accumulated depreciation	(53,874)	(59,090)
Property under development	4,922	229
Net real estate investments	650,308	530,057

Cash and cash equivalents	21,380	5,399
Accounts receivable	6,139	4,508
Deferred costs, net of amortization	69,593	51,271
Other assets	1,817	2,345
Total Assets	$ 749,237	$ 593,580
Liabilities
Notes Payable:
Mortgage notes payable	$ 102,296	$ 106,762
Unsecured revolving credit facility	27,000	15,000
Unsecured term loans	100,000	100,000
Senior unsecured notes	100,000	-
Total Notes Payable	329,296	221,762

Deferred revenue	656	1,004
Dividends and distributions payable	8,943	8,048
Other liabilities	10,657	6,731
Total Liabilities	349,552	237,545
Stockholder's Equity
Common stock (18,888,412 and 17,539,946 shares)	2	2
Additional paid-in capital	428,580	388,263
Deficit	(26,452)	(32,585)
Accumulated other comprehensive income (loss)	(4,933)	(2,060)
Non-controlling interest	2,488	2,415
Total Stockholder's Equity	399,685	356,035
	$ 749,237	$ 593,580

CONTACT: Joey Agree, Chief Executive Officer, (248) 737-4190